UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2020

IES Holdings, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5433 Westheimer Road, Suite 500, Houston, Texas 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IESC	NASDAQ Global Market
Rights to Purchase Preferred Stock	IESC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 17, 2020, IES Holdings, Inc. and certain of its current and future subsidiaries and affiliates (together, “IES,” the “Company,” “we” or “us”) entered into an agreement of indemnity (the “Surety Agreement”) with United States Fire Insurance Company, and its affiliated, associated and subsidiary companies, successors and assigns (“Surety”), governing the terms on which the Surety may issue bonds securing our contractual obligations.

Pursuant to the Surety Agreement, we have agreed to assign to Surety, among other things, as collateral to secure our obligations under the Surety Agreement, our rights, title and interest in, and all accounts receivable and related proceeds arising pursuant to, any contract bonded by Surety on our behalf. Further, under the Surety Agreement, we have agreed that, upon written demand, we will deposit with Surety, as additional collateral, an amount determined by Surety to be sufficient to discharge any claim made against Surety on a bond issued on our behalf.

The foregoing description of the Surety Agreement does not purport to be complete and is qualified in its entirety by reference to the Surety Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Agreement of Indemnity, dated August 17, 2020, by IES Holdings, Inc. and certain of its current and future subsidiaries and affiliates and United States Fire Insurance Company and its affiliated, associated and subsidiary companies, successors and assigns.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IES HOLDINGS, INC.

Date: August 20, 2020	/s/ Mary K. Newman
Mary K. Newman
General Counsel & Corporate Secretary